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                                                                     Exhibit 5.1

                          [Sherman & Howard Letterhead]



                                February 8, 2001


Hathaway Corporation
8228 Park Meadows Drive
Littleton, Colorado  80124

     Attn: Board of Directors

Gentlemen:

We have acted as special counsel for Hathaway Corporation (the "Company") in connection with the preparation, execution and filing of a Registration Statement under the Securities Act of 1933 (the "Act") on Form S-8 relating to the registration of 1,185,000 shares of Hathaway Corporation Common Stock, no par value ("Common Stock"), which may be purchased by participants in the Hathaway Corporation 2001 Employee Stock Purchase Plan, the Hathaway Corporation Year 2000 Stock Incentive Plan and the Emoteq Corporation Restated and Amended 1997 Incentive & Nonstatutory Stock Option Plan (the "Plans").

In connection with the opinion expressed below, we have made such factual inquiries and have examined or caused to be examined such questions of law as we have considered necessary or appropriate for the purpose of such opinion. On the basis of such inquiries or examinations, it is our opinion that any newly issued shares of Common Stock purchased from the Company pursuant to the Plans, when paid for as contemplated by the Plans, will be duly authorized, validly issued, fully paid and nonassessable.

In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules of the Securities and Exchange Commission thereunder. We consent to the filing of this opinion as an exhibit to the Registration Statement referred to above.


                                       Very truly yours,

                                       /s/ Sherman & Howard L.L.C.